Exhibit 3.75

CERTIFICATE OF INCORPORATION

OF

OMNI VITAMIN AND NUTRITION CORP.

FIRST:                                                              The name of the Corporation is OMNI VITAMIN AND NUTRITION CORP.

SECOND:                                               Its registered office and place of business in the State of Delaware is to be located at 229 South State Street in the City of Dover, County of Kent. The Registered Agent in charge thereof is The Prentice-Hall Corporation System, Inc.

THIRD:                                                          The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

FOURTH:                                           The corporation shall be authorized to issue One Thousand (1,000) Shares of No Par Value.

FIFTH:                                                             The name and address of the incorporator is as follows:

Michael C. Duban, P.C., 34 South Broadway, White Plains, New York 10601.

SIXTH:                                                           The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this corporation.

The By-Laws shall determine whether and to what extent the account and books of this corporation, or any of them, shall be open to the inspection of the stockholders; no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the THIRD paragraph thereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the object, purposes and powers specified in the THIRD paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SEVENTH:                                         The corporation shall, to the full extent permitted by Section 145 if the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereof.

EIGHTH:                                                   A director of the corporation shall not be liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director’s acts violated BCL 719.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 22nd day of March, 1989.

/s/ Michael C. Duban
Michael C. Duban